                                                                    Exhibit 99.2


NEWS RELEASE
FOR IMMEDIATE RELEASE                               Contact: Jeff Cartwright
                                                    Director, Investor Relations
                                                    Phone: (858) 509-9899
                                                    jcartwright@sola.com


       SOLA INTERNATIONAL ANNOUNCES PROPOSED RECAPITALIZATION, INCLUDING
             PUBLIC OFFERING OF SIX MILLION SHARES OF COMMON STOCK

SAN DIEGO--(BUSINESS WIRE)--Nov. 7, 2003--SOLA International Inc. (NYSE: SOL -
News) today announced that it has commenced an offer to purchase for cash all 205 million Euros principal amount of its 11% Senior Notes ("Notes") due March 15, 2008 and solicitation of consents to amend the indenture governing the Notes.

The Solicitation of Consents will expire at 5:00 p.m., London time, on November 20, 2003, unless extended or terminated earlier ("Consent Expiration Date"). The offer will expire at 9:00 a.m., London time, on December 8, 2003, unless extended or terminated earlier ("Tender Offer Expiration Date").

Holders of the Notes who desire to receive the consent payment and the tender offer consideration must both validly consent to the proposed amendments and tender their Notes pursuant to the offer on or prior to the Consent Expiration Date and may not subsequently withdraw such tender. Holders who tender their Notes after the consent expiration date will receive only the tender offer consideration. Tendered Notes may be withdrawn and consents revoked at any time on or prior to the tender offer expiration date. SOLA International Inc. reserves the right to terminate, withdraw or amend the offer at any time subject to applicable law.

The Solicitation of Consents and Tender Offer are made upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 6, 2003. UNDER NO CIRCUMSTANCES SHALL THIS PRESS RELEASE CONSTITUTE AN INVITATION OR OFFER TO SELL OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY THE NOTES.

UBS Limited and UBS Securities LLC will serve as Dealer Managers and Solicitation Agents in connection with the offer.

Questions concerning the terms of the Solicitation of Consents and/or the Tender Offer may be directed to UBS Limited's Liability Management Group at +44-(20)-7567-7480 or UBS Securities LLC's Liability Management Group at 203-719-4210. Questions concerning the procedures for tendering the Notes or requests for the Offer to Purchase documents may be directed to D.F. King & Co., the Information Agent, at either 212-269-5550 or +44-(20)-7920-9700.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's Form 10-K for the fiscal year ended March 31, 2003. The words "believe," "expect," "anticipate," "estimate," "plan" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,800 employees in 28 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com.